EXHIBIT 99.1

21062 Bake Parkway
NEWS RELEASE	Lake Forest, CA 92630 888-822-2660
CONTACT:	Fax: 949-597-0662

Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2005 RESULTS

Fourth Quarter Revenue Ahead 69% to $221.4 Million;

Fiscal Year Revenue Rises 65% to $807.2 Million

Before Final Allocation of Ocular Purchase Price and Nonrecurring Acquisition

And Restructuring Expenses Fourth Quarter EPS 83 Cents, Fiscal Year EPS $3.28;

As Reported: Fourth Quarter EPS 22 Cents, Fiscal Year $2.04

Operating Cash Flow Reaches $186 Million for Fiscal 2005

Revenue Guidance Unchanged;

EPS Guidance Adjusted for Final Purchase Price Allocation and Stock Option Expense

LAKE FOREST, Calif., December 12, 2005 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal fourth quarter and year ended October 31, 2005, which includes the final allocation of the purchase price of Ocular Sciences, Inc. (Ocular).

Fourth Quarter and Fiscal 2005 Reported Highlights

•	Fourth quarter revenue $221.4 million, 69% above fourth quarter 2004, 69% in constant currency. Fiscal 2005 revenue $807.2 million, 65% above fiscal 2004, 62% in constant currency.

•	Operating income before final allocation of Ocular purchase price and nonrecurring acquisition and restructuring expenses (specific items), $55.5 million, 71% above the fourth quarter of 2004; for fiscal 2005, $196.6 million, 68% above fiscal 2004. With specific items included, $24.8 million or 23% below last year’s fourth quarter and for fiscal 2005, $136.1 million or 17% above fiscal 2004.

•	For the fiscal quarter, EPS 83 cents before specific items; reported EPS 22 cents. Fiscal 2005 EPS $3.28 before specific items; reported EPS $2.04.

•	Cash flow (pretax income from continuing operations plus depreciation and amortization before nonrecurring acquisition and restructuring costs) per share $1.22, up 27% from 96 cents in the fourth quarter of 2004. Fiscal 2005 up 32% to $4.62 from $3.50 in fiscal 2004.

Allocation of Purchase Price of Ocular Sciences, Inc.

On January 6, 2005, Cooper acquired Ocular Sciences, Inc. In December, Cooper finalized the allocation of the purchase price of Ocular, based on the results of a valuation performed by an independent valuation firm. The final allocation of the $1.2 billion purchase price is: $860 million to goodwill, $130 million to other intangible assets, $357 million to tangible assets, $20 million to in process research and development, and $139 million to liabilities assumed, including about $61 million of accrued acquisition costs.

Using this valuation, in the fiscal fourth quarter Cooper adjusted its original allocation estimates by allocating $100 million to other intangible assets from goodwill, and recognized $2.2 million, or 4 cents per share net of tax, of additional amortization related to these intangible assets. For the full fiscal year Cooper recognized $4 million, or 8 cents per share net of tax, of additional amortization, which was recorded to adjust our initial estimates of amortization related to acquired intangible assets during the first three quarters of the fiscal year to reflect the final purchase price allocation.

In addition, in the fiscal fourth quarter the Company wrote off acquired in-process research and development of $20 million, or 42 cents per share net of tax, or 43 cents per share year to date net of tax, to research and development expense.

This new allocation does not affect Cooper’s cash flow or cash flow per share and will result in quarterly amortization expense of about $2.7 million.

Nonrecurring Acquisition and Restructuring Items

In the fiscal fourth quarter, nonrecurring acquisition and restructuring expenses, which related primarily to the Ocular acquisition, totaled $28.6 million, or 57 cents per share net of tax.

Total acquisition and restructuring expenses year to date are $55 million, or $1.12 per share net of tax. These expenses include $16.8 million, or 37 cents per share, to step up the cost of Ocular inventory to reflect manufacturing profit acquired, which was written off over seven months, and $20 million of in process research and development expenses written off in the fourth quarter, as noted above.

Revenue and Earnings Per Share Guidance

Cooper issued updated revenue and EPS guidance for 2006 and 2007 on November 22, 2005 and revenue guidance remains unchanged. It assumes no major changes in foreign currency exchange rates from the average of the rates in the Company’s fiscal fourth quarter that were assumed in the latest guidance.

Guidance for Cooper’s operating performance has not changed. We have, however, lowered annual earnings per share guidance by 14 cents to include the annual expense of additional intangible asset amortization and by an additional 15 cents, our estimate of stock option expense as outlined in FAS No. 123R. We raised the EPS estimate by 3 cents for the interest benefit obtained from the Company’s amended and restated $750 million credit agreement. This is discussed below in the section “Amended and Restated Credit Agreement.”

The new guidance with these changes included is:

•	For fiscal 2006, Cooper expects EPS before nonrecurring acquisition and restructuring expenses of $3.34 to $3.44 compared with previous guidance of $3.60 to $3.70.

•	For fiscal 2007, Cooper expects EPS before nonrecurring acquisition and restructuring expenses of $4.04 to $4.14 compared with previous guidance of $4.30 to $4.40.

For the fiscal first quarter of 2006, Cooper expects revenue of $202 million to $206 million – $173 million to $176 million for CooperVision, Inc. (CVI) and $29 million to $30 million for CooperSurgical, Inc (CSI) – with EPS before nonrecurring acquisition and restructuring expenses of 63 cents to 65 cents, which includes 7 cents of the 26 cents annual guidance adjustment noted above.

P&L Highlights ($ in millions)

Three Months Ended October 31,

	Revenue			Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$192.9	$103.8	86%	$50.1	$29.2	71%	26%	28%
CSI	28.5	27.0	6%	6.9	5.7	22%	24%	21%

Subtotal	221.4	130.8	69%	57.0	34.9	69%	26%	27%
Corporate expense	—	—	—	(3.6)	(2.5)	—	—	—

Total	$221.4	$130.8	69%	$53.4	$32.4	65%	24%	25%

Twelve Months Ended October 31,

	Revenue			Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$698.6	$388.7	80%	$186.1	$106.6	75%	27%	27%
CSI	108.6	101.5	7%	20.0	20.9	(4)%	18%	21%

Subtotal	807.2	490.2	65%	206.1	127.5	62%	26%	26%
Corporate expense	—	—	—	(16.8)	(10.8)	—	—	—

Total	$807.2	$490.2	65%	$189.3	$116.7	62%	23%	24%

*	Before nonrecurring acquisition and restructuring expenses of $28.6 million in the fiscal fourth quarter and $53.3 million for the twelve months ended October 31, 2005.

Fourth Quarter 2005 Revenue and Expense Summary

Cooper’s fourth quarter revenue of $221.4 million was 69% above last year’s fourth quarter. Gross margin, before nonrecurring acquisition and restructuring expenses was 64%, the same as in last year’s fourth quarter; 63% including nonrecurring acquisition and restructuring expenses.

Selling, general and administrative expense grew 55% and decreased to 35% of revenue from 38% in last year’s fourth quarter excluding nonrecurring acquisition and restructuring expenses. Corporate expenses increased to $3.6 million up 43% from the fourth quarter of 2004. These include added costs associated with the acquisition of Ocular, Cooper’s global trading arrangement and compliance with new corporate governance requirements including the corporate portion of an estimated $5 million in expense associated with Sarbanes-Oxley compliance activities.

Research and development expense, excluding the write off of $20 million of acquired assets, grew to $7.6 million nearly three fold over the fourth quarter of 2004 and more than tripled to $22.9 million for the fiscal year, as development work continues on CooperVision’s extensive new product portfolio that includes second and third generation silicone hydrogel products, new Proclear technology products, new toric products for astigmatism and new single-use lenses. CVI new products and the current anticipated launch dates are described in the table below.

Operating income before nonrecurring acquisition and restructuring expenses grew 65% and was 24% of revenue, compared to 25% in last year’s fourth quarter. With these nonrecurring expenses included, operating income was 11% of revenue. Interest expense grew to $8.4 million compared to $1.6 million in the fourth quarter of 2004 due primarily to added debt associated with the Ocular acquisition.

Income before taxes grew 42% before nonrecurring acquisition and restructuring expenses; and declined 49% including nonrecurring acquisition and restructuring expenses.

Compared with the fourth quarter of 2004, the number of shares used to calculate diluted earnings per share increased 30% to 48.1 million shares including 10.7 million shares issued in connection with the acquisition of Ocular in January 2005.

Fourth Quarter 2005 Business Unit Operating Summaries ($ in millions)

CooperVision

	2005 Reported	2005 Nonrecurring acquisition and restructuring expenses	2005 Before nonrecurring acquisition and restructuring expenses	% Revenue before nonrecurring acquisition and restructuring expenses	% Change vs. 2004
Net sales	$192.9	$—	$192.9	100%	86%
Cost of sales	71.2	(2.6)	68.6	36%	99%

Gross profit	121.7	2.6	124.3	64%	79%
SG&A	64.2	—	64.2	33%	67%
R&D and amortization	30.0	(20.0)	10.0	5%	521%
Restructuring costs	4.1	(4.1)	—	—	—

Total operating expense	98.3	(24.1)	74.2	38%	85%

Operating income	$23.4	$26.7	$50.1	26%	71%

CooperSurgical

	2005 Reported	2005 Nonrecurring acquisition and restructuring expenses	2005 Before nonrecurring acquisition and restructuring expenses	% Revenue before nonrecurring acquisition and restructuring expenses	% Change vs. 2004
Net sales	$28.5	$—	$28.5	100%	6%
Cost of sales	11.7	—	11.7	41%	(1)%

Gross profit	16.8	—	16.8	59%	12%
SG&A	9.0	—	9.0	31%	6%
R&D and amortization	0.9	—	0.9	4%	4%
Restructuring costs	2.0	(2.0)	—	—	—

Total operating expense	11.9	(2.0)	9.9	35%	5%

Operating income	$4.9	$2.0	$6.9	24%	22%

Balance Sheet and Cash Flow Highlights

•	At the end of the fiscal fourth quarter, Cooper’s days sales outstanding (DSO) were 62 days compared to 65 days a year ago. Cooper expects future DSOs in the mid to upper 60’s.

•	Inventory months on hand was 6.7 months at the end of the quarter versus 6.9 months in last year’s fourth quarter.

•	Capital expenditures were $41.2 million in the quarter, primarily to expand manufacturing capacity and to continue the rollout of new information systems in selected locations. Capital expenditures in fiscal 2005 were $117.1 million. About 70% of this was spent to expand capacity, about 10% for information technology and about 20% to convert products to the Gen II manufacturing platform acquired in the Ocular acquisition. Going forward, CVI will continue to invest in Gen II technology, which we expect to generate $14 million to $16 million in annualized gross margin improvement as we convert certain CVI products to this manufacturing platform by the end of 2007.

•	Depreciation and amortization was $14 million for the quarter.

•	Cash flow from operations in the fourth quarter was $66 million with free cash flow (cash flow from operations less capital expenditures) of $25 million. Cash flow from operations for fiscal 2005 was $186 million, which is net of CVI and CSI related restructuring charges, with free cash flow of $69 million.

•	Net debt (debt minus cash) declined $37.1 million to $679.2 million from $716.3 million at January 31, 2005

Amended and Restated Credit Agreement

Cooper has amended and restated its $750 million syndicated bank credit facility. The amendment extends maturities and offers the Company additional borrowing flexibility and lower overall pricing. The amendment refinanced the $465 million outstanding of Term A and Term B loans under the prior facility and is comprised of a revolving credit facility which has been increased from $275 million to $500 million and a $250 million term loan. In addition, the Company has the ability from time to time to increase the size of the revolving credit facility by up to an additional $250 million. Key Bank led the amendment process which resulted in substantially all original syndicate banks retaining or increasing their participation in the agreement. The amendment is expected to save approximately $2 million or 3 cents per share, in annual interest expense and significantly reduce principal payment requirements in 2006 through 2009.

CooperVision Business Details

Market Background

Patient Visits to Practitioners in the United States

As estimated by Health Products Research, Inc., a quarterly statistical sampling of patient visits to contact lens practitioners in the United States:

•	Total patient visits in the United States grew 15.6% over the third calendar quarter of 2004 and 7% over the second quarter of 2005.

•	New patient visits grew 22.4% and 4.3% in these same comparative periods.

•	CVI’s share of toric “new to contact lenses” visits in the third calendar quarter was 44% and 45% for the 12 months ended September 30, 2005.

Shipments by Contact Lens Manufacturers

Trends In Manufacturers Worldwide Shipments of Contact Lenses

Market Segment	% Market	% CVI Revenue	% Market Growth (9 mos. 2005)	% CVI Soft Lens Growth*
Single-use	30	10	+15	+38
Sphere	46	50	+9	(2.7)
Toric	15	34	+16	+14
Multifocal	3	4	+19	+50
Color	6	2	(1)	+2
Total	100	100	+10 to +12	+8
All disposable	95	87	+14	+13

*	Organic growth. See table below: CVI Selected Revenue Data for Major Product and Geographic Categories.

Silicone Hydrogel Market Update

Worldwide, silicone hydrogel lenses grew an incremental $20 million over the second calendar quarter, according to independent market research data, and non-silicone hydrogel products, approximately 86% of all soft lens revenue, grew $30 million. In the United States, about 40% of the world market, silicone hydrogel products grew about $11 million over the second quarter and non-silicone hydrogel products grew $15 million.

Silicone hydrogel lenses:

•	Now account for about 14% of worldwide contact lens revenue — about 25% of market in the United States and 7% of the market outside the U.S. according to independent market research data.

•	Accounted for 27% of total office visits in the United States during the third calendar quarter, according to Health Products Research data; 21% through the 12 months ending September 30, 2005.

•	Captured 30% of the “new to contact lenses” visits in the United States in the third calendar quarter; according to Health Products Research data; 22% through the 12 months ended September 30, 2005.

CooperVision Worldwide Reported Revenue Highlights for the Fourth Quarter and Fiscal 2005

•	CVI’s worldwide revenue of $192.9 million grew 86% over last year’s fourth quarter – 85% in constant currency and 80% ahead for fiscal 2005 – 77% in constant currency.

•	CVI’s core product lines — specialty lenses (toric, cosmetic, multifocal, and spherical lenses to alleviate dry eye symptoms) plus single-use lenses – grew 85% in the fourth quarter and accounted for 62% of its soft lens business. Year to date, core lens revenue grew 76%.

•	Sales of toric lenses, which correct astigmatism, increased 56% in the fourth quarter and accounted for 33% of CVI’s soft contact lens revenue. For fiscal 2005, toric products grew 51%. All disposable toric products grew 64% in the quarter, 62% for the fiscal year, and now represent about 78% of CVI’s worldwide toric sales.

•	Single-use lenses had sales of about $22 million during the quarter and $72 million for the fiscal year.

•	In the Americas region, which accounts for 49% of CVI’s contact lens business, revenue grew 63% – 61% in constant currency and was 58% ahead for fiscal 2005 – 56% in constant currency.

•	European lens revenue, about 34% of CVI’s contact lens business, grew 69% – 70% in constant currency and was 67% ahead in fiscal 2005 – 63% in constant currency.

•	Asia-Pacific revenue grew to $31.7 million from $6.4 million, and now represents 17% of CVI’s contact lens business. For fiscal 2005, Asia-Pacific sales grew to $104.9 million from $21.6 million including $1.5 million of foreign exchange benefit.

CooperVision Fourth Quarter and Fiscal 2005 Organic Growth Revenue Comparison

On January 6, 2005, Cooper acquired Ocular, and results from the acquired Ocular business are part of Cooper’s consolidated financial reporting from that date. To show CVI’s organic growth, we include in the table below Ocular’s revenue when Cooper did not own Ocular of $82.8 million for August 1, 2004 through October 31, 2004 and $269.3 million for January 6, 2004 through October 31, 2004 with CVI’s reported revenue of $103.8 million and $388.7 million for the respective periods.

CVI Selected Revenue Data for Major Product and Geographic Categories

	% CVI Revenue Q405	% Change Q405 vs. Q404	% Change YTD05 vs. YTD04
Total worldwide soft contact lenses	100	+5	+8
Total specialty lenses	51	+16	+17
US specialty		+11	+13
OUS specialty		+23	+21
Total disposable lenses (1 day, 2 week, 1 month wear)	87	+9	+13
US disposable		+4	+7
OUS disposable		+12	+17
Total spherical lenses (ex single-use)	48	(7)	(3)
US spherical		(10)	(7)
OUS spherical		(4)	+1
Disposable spherical lenses (92% of spherical revenue)	55	+1	+5
US disposable spherical		(3)	(2)
OUS disposable spherical		+3	+10
Total single-use spherical lenses	11	+29	+38
Total toric lenses	33	+12	+14
US toric		+6	+8
OUS toric		+20	+23
Disposable toric lenses (78% of toric revenue)	26	+21	+26
US disposable toric		+14	+20
Multifocal lenses	5	+56	+50
Proclear lenses	16	+41	+39
US Proclear		+54	+46
OUS Proclear		+31	+34
Americas region	49	(2)	+1
European region	34	+6	+10
Asia-Pacific region	17	+30	+29

Commenting on these results, A. Thomas Bender, Cooper’s chairman and chief executive officer, said, “While our two-week spherical lens business performed poorly primarily in the U.S. in the fourth quarter in the face of silicone hydrogel competition, CVI’s core business – its specialty products (toric lenses, multifocal lenses, cosmetic lenses and Proclear spherical lenses for dry eye) – plus single-use lenses, grew 13% in the fourth quarter in the U.S.; 19% worldwide and for the fiscal year, 13% in the U.S. and 20% worldwide. These products represent about 63% of CVI’s soft lens business in the U.S. and 62% worldwide.

“The contact lens market remains robust growing about 11% worldwide through nine months. For the full fiscal year, CVI’s soft contact lens revenue grew 8%, reflecting the softness of spherical lens sales in the U.S. The Proclear franchise continues to perform well, up 41% in the quarter and 39% year to date.”

“Clinical results indicate that Proclear sphere continues to perform well against competitive silicone hydrogel spherical lenses in terms of patient preference. In the United States, Proclear spheres grew 34% in the quarter and 27% year to date and now represents 26% of our U.S. disposable sphere business.”

“Regarding our market leading toric products, we continue to show strength throughout the world in the face of new silicone hydrogel competition. Our disposable toric products, which account for 78% of our toric business, grew 26% during fiscal 2005 as the disposable toric market grew an estimated 23%. This is the fastest growing category in the contact lens market.”

2006 CooperVision Strategies

During 2005, CVI lost market share in the two-week spherical lens market in the United States. New product introductions during 2006 are aimed at growing our revenue and stabilizing our market share.

•	In January, CVI will introduce Biomedics XC, a two-week aspheric lens featuring Proclear technology. This product will be positioned against first generation silicone hydrogel spheres as a superior product with overall patient comfort preference in daily wear. It will be available as a house brand for customers in the optical chain market, who have been unable to offer a CVI two-week sphere until now, and enable practitioners to offer a new two-week contact lens that is different from silicone hydrogel products.

•	In addition, CVI recently launched a second generation monthly silicone hydrogel spherical lens in Europe and plans to introduce it in the United States in the first half of 2006.

•	An improved Biomedics single-use spherical lens is scheduled for launch worldwide during the first half of calendar 2006.

•	In the toric market, CVI will introduce a single-use toric lens in Japan, where more than 60% of the total market is single-use products, in the first half of the year. In the same time frame, CVI will introduce a second base curve of Proclear toric in the U.S., effectively doubling the number of Proclear parameters available for astigmatic patients.

•	A new two-week multifocal lens, Biomedics Multifocal EP specifically designed for the emerging presbyopic patient, is scheduled for introduction in the first half of the year. This product will also be particularly attractive to optical chains.

•	Proclear disposable toric multifocal, Proclear single-use sphere with PC technology, and Proclear disposable toric XR are scheduled to be introduced in the second half of 2006.

CVI New Products

A summary of CVI’s planned new product introductions in major product categories over the next 12 to 30 months is shown in the table below. In 2006, CVI expects about $46 million of its revenue growth over 2005 to come from new products.

There is one change from the new product information presented last quarter: The introduction of the silicone hydrogel toric has been advanced from the second half of 2007 to the first quarter of 2007. All other launch dates remain as presented with Cooper’s third quarter 2005 results.

Introduction Date (calendar year)	Product Description	Market	Comments

1H06	Biomedics mid-water aspheric single-use	Worldwide	Improved lens design and packaging

	Biomedics XC: 2 week disposable sphere with PC technology	United States	Favorable clinical profile vs competitive silicone hydrogels

	Biomedics Multifocal EP (Emerging Presbyope)	United States	Disposable 2 week product

	Second base curve of Proclear toric	United States then worldwide	Allows more patients to wear the Proclear toric lens

	Single-use toric	Japan	Single-use toric in Japan with patented lens design

2H06	Silicone Hydrogel sphere	United States	Second generation monthly product

	Proclear disposable toric multifocal	United States	First disposable product in its class

	Single-use sphere with Proclear technology	United States	Premium single-use lens enhances wearer comfort

	Proclear disposable toric XR	United States	Expands parameters of Proclear toric

1H07	Single-use sphere with Proclear technology	Europe	Premium single-use lens enhances wearer comfort

	Silicone Hydrogel plus PC sphere	United States	CVI’s third generation silicone hydrogel using PC technology

	Single-use multifocal with Proclear technology	United States	First premium single-use multifocal

	Silicone Hydrogel Toric	United States Europe	CVI’s third generation silicone hydrogel using PC technology

2H08	Single-use sphere with Proclear technology	Japan	Premium single-use lens enhances wearer comfort

CooperVision Fourth Quarter Expense Highlights

CVI’s gross margin before nonrecurring acquisition and restructuring expenses was 64% of revenue compared with 67% in the prior year’s fourth quarter. Gross profit with nonrecurring acquisition and restructuring expenses was 63%.

CVI’s SG&A expense before nonrecurring acquisition and restructuring expenses grew 67% during the quarter compared with revenue growth of 86%. Before specific items, CVI’s operating margin in the fourth quarter was 27% versus 28% in last year’s fourth quarter.

Robert S. Weiss, Cooper’s chief operating officer said, “The integration of Ocular Sciences into CooperVision continues to proceed well. We anticipate that when it is completed, we will have exceeded $50 million in annualized operational synergies and improved our gross margin as we integrate the two businesses.”

CooperSurgical Business Details and Strategic Direction

During the fourth quarter, revenue at CSI, Cooper’s women’s healthcare medical device business, grew 6% to $28.5 million compared with $27 million in the fourth quarter of 2004.

CSI’s core revenue grew 10% over last year’s fourth quarter and 10% for the fiscal year. Core revenue excludes products sold outside of the women’s healthcare market.

Excluding nonrecurring and restructuring expenses, CSI’s operating margin was 24% for the quarter, up from 21% in the fourth quarter of 2004, reflecting higher gross margins: 59% in the fourth quarter of 2005 versus 56% in the prior year due to manufacturing facility integration, favorable product mix and other cost cutting measures.

CSI recently announced the acquisitions of NeoSurg Technologies, Inc. (NeoSurg), a manufacturer of reusable and disposable trocar access systems used in laparoscopic surgery, and Inlet Medical, Inc. (Inlet), a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits. These purchases advance CSI’s expansion within the rapidly developing hospital segment of women’s healthcare.

Cooper paid about $50 million for the two companies. Together they are expected to add about $10 million in revenue in fiscal 2006 and achieve annualized revenue of about $50 million in 2010. Cooper plans to develop a separate surgical sales force beginning in 2006; and primarily because of these expenses and interest costs attributed to these transactions, Cooper expects that the acquisitions together will dilute earnings per share by up to 20 cents in fiscal 2006 and by up to 15 cents in fiscal 2007 and add about 30 cents to earnings per share in fiscal 2010. These estimates have been incorporated into the guidance issued on November 22, 2005.

The new acquisitions are expected to leverage CSI’s position as a medical device company focused on gynecology and obstetrics by increasing its presence in the $1.5 billion gynecologic surgery market with high margin, cost effective products providing significant revenue growth potential.

Operating margins in the new surgical business unit are expected to reach 20% over the next three years, and by then the acquisitions are expected to have reached CSI’s 20% return on investment hurdle rate.

NeoSurg has developed a patented combination reusable and disposable trocar access system to compete in the $285 million market for trocars within the $2.9 billion market for laparoscopic surgical devices.

CSI believes that NeoSurg’s technology will offer surgeons a superior product to existing disposable trocars while giving hospital and surgery centers the opportunity to realize significant cost reduction. The small disposable tips used in the NeoSurg system can cut hospital cost up to 60% compared to existing systems offered by competitors. The outpatient market for gynecologic surgical procedures is a particularly appropriate setting for the NeoSurg system. CSI expects to achieve 10% market share by 2010. NeoSurg has a strong patent portfolio with 15 allowed patents and 10 pending patents.

Inlet offers a cost effective trocar wound closure system and supplies procedure kits for the treatment of pelvic support problems. It has an established seven-year track record of marketing products for laparoscopic wound closure and more recently for pelvic reconstructive surgery for women.

Inlet’s Carter-Thomason CloseSure System is recognized as the premiere trocar wound closure device on the market and is utilized in approximately 75,000 laparoscopic procedures annually and has grown over 125% over the past three years. This product is an excellent compliment to the NeoSurg trocar access products.

In addition to its trocar wound closure system, Inlet has been an active surgical procedure kit developer for pelvic floor reconstructive surgical products, including the ELEVEST kit for the laparoscopy treatment of uterine prolapse, the AVESTA kit, a minimally invasive technique to restore vaginal support; and, the METRA PS kit, designed to correct retroverted uterus.

These procedures give women effective and less invasive treatment options, and in some cases, an alternative to a hysterectomy. CSI expects revenues from Inlet products to exceed $20 million within five years.

CSI has an existing base of gynecological surgical products totaling $16 million in revenues that are not actively promoted, such as uterine manipulation instruments and disposables, the Filshie Clip female sterilization system and various other surgical specialty products used by the gynecological surgeon.

Over the next three years, CSI plans to merge the acquired companies, its existing surgical products and the new surgical sales force into a gynecologic surgical business unit and to acquire additional gynecological surgical products that it expects will be accretive to earnings per share within the first 12 months that they are owned by CSI.

“These two acquisitions are in line with our often stated objective of continuing to build value in CooperSurgical over the next several years,” said Bender. “With favorable demographic of aging females, the women’s healthcare market is, I believe, a good place to invest and we will continue to do so.

“Additionally, CooperSurgical’s operating income is enhanced by its utilization of our U.S. net operating loss carryforwards and as a result of this and its low capital investment requirements, it generates significant cash flows. We continually evaluate our strategic alternatives for CooperSurgical and our current plan is to continue to build value in this franchise through a balance of organic growth and acquisition.”

“Over a five-year horizon, CooperSurgical expects this expanded women’s healthcare strategy, serving the gynecologist both in the office and surgical market segments, will allow it to achieve gross margins in the low to mid 60’s, operating margins in the upper 20’s, and achieve a return on invested capital exceeding 30%. It’s important to note that we run the CooperSurgical business independently so that surgical acquisitions have no impact on CooperVision’s day-to-day operations including those involved with integrating Ocular into CooperVision.”

Since its inception in 1990, CSI has successfully established a leading position among companies providing medical device products to the obstetrics and gynecology medical specialty, especially within the physician office segment of women’s healthcare. Since then, CSI has grown to over $100 million in revenue through a series of more than 20 acquisitions. During the past five years, CSI’s revenue grew at a compounded rate of 19% with operating margins now approaching 25% and has generated more than $76.6 million in free cash flow.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures (In millions, except per share amounts)

In this news release, we report Cooper’s “cash flow per share” for the fourth quarter of fiscal 2005 and 2004 as $1.22 and 96 cents, respectively, and our cash flow per share for the twelve months ended October 31, 2005 as $4.62.

Although “cash flow per share” is a non-GAAP financial measure, we disclose it because we believe it is the most appropriate measure of Cooper’s liquidity and financial strength, particularly when calculated consistently over time. In Cooper’s case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called “earnings before interest, taxes, depreciation and amortization” (EBITDA) because, unlike most companies, Cooper does not expect to pay federal income taxes for several years because it has significant net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate “cash flow per share,” we add back charges for income taxes, depreciation, amortization and nonrecurring acquisition and restructuring expenses to income for calculating earnings per share, less income on convertible debt, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the table below, we reconcile earnings per share (the closest GAAP measure) to “cash flow per share” for all periods reported using the same diluted per share figures.

	Q4 2005	Q4 2004	Twelve Months Ended 10/31/2005	Twelve Months Ended 10/31/2004
Income for calculating earnings per share	$10.8	$29.2	$93.8	$94.9
Add:
Income taxes	5.8	2.7	16.7	19.7
Depreciation	10.7	3.5	37.4	13.6
Amortization	3.4	0.6	11.7	2.1
Nonrecurring acquisition and restructuring expenses	28.6	—	55.0	—
Less: Interest charge applicable to convertible debt, net of tax	0.5	0.5	2.1	2.1

“Cash flow”	$58.8	$35.5	$212.5	$128.2
Earnings per share	$0.22	$0.79	$2.04	$2.59

Cash flow per share	$1.22	$0.96	$4.62	$3.50

Number of shares used to compute diluted earnings per share	48.1	36.9	46.0	36.6

Nonrecurring Acquisition and Restructuring Expenses

In this news release, we report “earnings per share before final allocation of Ocular purchase price and nonrecurring acquisition and restructuring expenses” for the fiscal fourth quarter 2005 and twelve months ended October 31, 2005 as 83 cents and $3.28, respectively. We report “earnings per share before nonrecurring acquisition and restructuring expenses” for the fiscal fourth quarter 2005 and twelve months ended October 31, 2005 as 79 cents and $3.15, respectively.

Although “earnings per share before nonrecurring acquisition and restructuring expenses” is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure to promote comparability of Cooper’s results, particularly when calculated consistently over time. In the schedule below, we reconcile earnings per share (the closest GAAP measure) to “earnings per share before nonrecurring acquisition and restructuring expenses,” for all periods reported using the same diluted per share figures. We add back nonrecurring acquisition and restructuring expenses, adjusted for the impact of the nonrecurring expenses on the ETR, to reported earnings per share.

	Q4 2005	Twelve Months Ended 10/31/05
Earnings per share, as reported	$0.22	$2.04
Nonrecurring acquisition and restructuring expenses, net of tax	0.57	1.12

Earnings per share excluding nonrecurring acquisition and restructuring expenses	0.79	3.16
Exclude additional amortization of final allocation of Ocular purchase price, net of tax	0.04	0.12

Earnings per share before final allocation of Ocular purchase price and nonrecurring acquisition and restructuring	$0.83	$3.28

Number of shares used to compute diluted earnings per share	48.1	46.0

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our and the acquired company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the acquired businesses will not be integrated successfully into CVI and CSI; the risks that CVI’s new products will be delayed or not occur at all, risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisitions, the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; the impact of the NeoSurg and Inlet acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call and Web cast to discuss its fourth quarter and year-end results today at 2 p.m. Pacific Standard Time. To access the live call in the United States dial +1-866-770-7120. From outside the U.S., call +1-617-213-8065. The pass code for both is 18386357. A replay will be available approximately one hour after the call ends and remain available for five days. In the United States, call +1-888-286-8010. From locations outside the United States, call +1- 617-801-6888. Use pass code 52362392 for both. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics®, are registered trademarks and Biomedics XC™, Carter-Thomason CloseSure System™, ELEVEST®AVESTA®, and METRA PS® are trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2005	2004	2005	2004
Net sales	$221,435	$130,811	$807,241	$490,176
Cost of sales	82,971	46,456	309,029	174,346

Gross profit	138,464	84,355	498,212	315,830
Selling, general and administrative expense	76,607	49,408	296,208	190,534
Research and development expense	27,569	1,921	42,879	6,493
Restructuring costs	6,112	—	11,359	—
Amortization of intangibles	3,375	615	11,704	2,052

Operating income	24,801	32,411	136,062	116,751
Interest expense	8,427	1,571	28,408	6,004
Other (loss) income, net	(317)	539	746	1,742

Income before income taxes	16,057	31,379	108,400	112,489
Provision for income taxes	5,770	2,656	16,727	19,664

Net income	10,287	28,723	91,673	92,825
Add interest charge applicable to convertible debt, net of tax	524	524	2,096	2,095

Income for calculating diluted earnings per share	$10,811	$29,247	$93,769	$94,920

Diluted earnings per share	$0.22	$0.79	$2.04	$2.59

Number of shares used to compute diluted earnings per share	48,063	36,932	45,983	36,613

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$30,826	$39,368
Trade receivables, net	152,627	99,269
Inventories	185,425	107,607
Deferred tax asset	23,603	20,296
Other current assets	51,136	37,958

Total current assets	443,617	304,498
Property, plant and equipment, net	383,079	151,065
Goodwill	1,171,702	310,600
Other intangibles, net	151,158	31,768
Deferred tax asset	19,716	10,315
Other assets	16,153	3,315

	$2,185,425	$811,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$72,673	$20,871
Other current liabilities	193,780	95,638

Total current liabilities	266,453	116,509
Long-term debt	637,305	144,865
Deferred tax liabilities and other	9,654	6,026

Total liabilities	913,412	267,400

Stockholders’ equity	1,272,013	544,161

	$2,185,425	$811,561